Exhibit 10.1

JGB Collateral, LLC

JGB Capital Offshore Ltd.

JGB Capital LP

JGB Partners LP

c/o JGB Management, Inc.

246 Post Road East, 2nd Floor

Westport, CT 06880

May 22, 2025

Via Federal Express and E-mail

22nd Century Group, Inc.

321 Farmington Rd.

Mocksville, NC 27028

E-mail: dotto@xxiicentury.com

Re: Securities Purchase Agreement dated March 3, 2023, (the “SPA”) between 22nd Century Group, Inc. (the “Company”) and the Purchasers.

Ladies and Gentlemen:

Reference is made to the SPA and the Debentures (as defined in the SPA). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given such terms in the SPA or the Debentures, as applicable. Further reference is made to the letter agreement, dated August 27, 2024, by and between the Company, the Holders and the Agent (the “August 2024 Letter Agreement”).

By the parties agreement to and acceptance of this letter agreement (this “Letter Agreement”), the Company shall have the right, on a one-time basis, to reset the Conversion Price in effect to an amount equal to the average of the daily VWAPs for each of the five (5) consecutive Trading Days immediately preceding the Reset Date (as defined herein) (the “Reset Conversion Price”); provided, however, that Reset Conversion Price shall in no event be greater than the Conversion Price (as adjusted in accordance with the terms of the Debentures) in effect on the date of this Letter Agreement and, in any case, the Reset Conversion Price shall be subject to written approval of the Holders. The Company shall give each Holder prior notice to the extent practicable of the date on which the reset of the Conversion Price shall occur pursuant to the preceding sentence (the “Reset Date”), but in any event the Company shall notify each Holder of the reset immediately after the reset. For clarity, the Company shall only be permitted to reset the Conversion Price once pursuant to this Letter Agreement.

The Company acknowledges that all Conversion Shares will be issued free and clear of restrictive legends in accordance with the terms of the Debentures. The Company will cause its legal counsel to issue such legal opinions to its transfer agent as necessary to effect the foregoing.

In connection with the foregoing, the Company agrees that it shall, by not later than August 15, 2025, obtain approval of its stockholders for the issuance of an unlimited number of shares of Common Stock in excess of 20% of its outstanding shares at a discount to the applicable “Nasdaq Minimum Price” (as defined in Nasdaq Rule 5635) pursuant to the Debentures. Without limiting the Holders’ other remedies, if the Company fails to obtain such stockholder approval by August 15, 2025, it shall seek approval at every subsequent stockholder meeting, but not less than once every six months.

The Company shall file a Form 8-K announcing the terms of this Letter Agreement and filing this Letter Agreement as an exhibit thereto on or before 5:30 p.m. (local time in New York, New York) on May 23, 2025. Following the filing of such Form 8-K the Holders shall not be deemed to be in possession of any material, non-public information of the Company.

Except as expressly set forth above the Transaction Documents (including, for the avoidance of doubt the August 2024 Letter Agreement) remain in full force and effect. This Letter Agreement is a Transaction Document.

Sincerely,

Brett Cohen for and on behalf of the Holders and the Agent

AGREED AND ACCEPTED:

22nd Century Group Inc.

By:
Name:
Title: